                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                     CENTRAL BANCSHARES OF THE SOUTH, INC.

(Originally Incorporated Under the Name "Central and State National Corporation
                       of Alabama" on December 8, 1970.)

     1. Name. The name of the corporation is CENTRAL BANCSHARES OF THE SOUTH, INC. (hereinafter referred to as the "Corporation").

     2. Registered Office; Registered Agent. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. Nature of Business; Purposes. The nature of the business or purposes to be conducted or promoted is:

     To purchase or otherwise acquire, to own, and to hold the stock of banks and other corporations, and to do every act and thing covered generally by the denomination "holding corporation," and especially to direct the operations of other corporations through the ownership of stock therein, to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge, or otherwise dispose of shares, bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of any state, or any bonds or evidences of indebtedness of the United States or any state, district, territory, dependency or county or subdivision or municipality thereof. To issue and exchange therefor shares of the capital stock, bonds, notes or other obligations of the Corporation and while the owner thereof to exercise all the rights, powers, privileges of ownership including the right to vote on any shares of stock or voting trust certificate so owned. In addition, the Corporation shall have power to transact any business not prohibited by law and the enumeration of the objects or purposes of the Corporation herein shall not be deemed to exclude or in any way limit by inference any powers, objects, or purposes which the Corporation is empowered to exercise whether expressly by purpose or the laws of the State of Delaware now or hereafter in effect or implied, by any reasonable construction of said laws.

     4.   Capital Stock.

     4.1 Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Four Million (24,000,000), consisting of

          (1) Eight million (8,000,000) shares of preferred stock, $0.10 par value per share (hereinafter the "Preferred Stock"); and

          (2) Sixteen million (16,000,000) shares of common stock, $2.00 par value per share (hereinafter the "Common Stock").

     4.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designations, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

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          (1)  The distinctive designation of, and the number of shares of
     Preferred Stock which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

          (2) The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of stock and whether such dividends shall be cumulative or noncumulative;

          (3) The right, if any, of the holders of Preferred Stock of such series to convert the same into or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

          (4) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

          (5) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

          (6) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

          (7) The voting powers, if any, of the holders of such series of Preferred Stock.

     4.3 Common Stock. Except as otherwise required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Article 4.2 hereof, each holder of Common Stock shall be entitled to one vote for each share of such Common Stock standing in his name on the books of the Corporation. Subject to any rights and preferences of the Preferred Stock, holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata the remaining assets of the Corporation after the holders of Preferred Stock have been paid in full any sums to which they may be entitled.

     5. No Preemptive Rights. No holder of any shares of capital stock of the Corporation of any kind, class or series shall have, as a matter of right, any preemptive or preferential right to subscribe for, purchase or receive any shares of the capital stock of the Corporation of any kind, class or series or any other securities or obligations of the Corporation, whether now or hereafter authorized.

     6.   Perpetual Existence. The Corporation is to have perpetual existence.

     7. Certain Provisions Relating To Business Combinations, Board Of Directors, Etc.

     7.1  Definitions and Related Matters.

     7.1.1 Affiliate. An "Affiliate" of, or a Person "affiliated with," a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     7.1.2 Associate. The term "Associate" used to indicate a relationship with any Person means:

          (1) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities;

          (2) Any trust or other estate in which such Person has a ten percent or greater beneficial interest or as to which Person serves as trustee or in a similar fiduciary capacity;

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          (3)  Any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person; or

          (4) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment adviser.

     7.1.3 Beneficial Owner. A Person shall be considered the "Beneficial Owner" of any shares of stock (whether or not owned of record):

          (1) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such shares of stock and/or (ii) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

          (2) Which such Person or any Affiliate or Associate of such Person has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time) ; or

          (3) Which are Beneficially Owned within the meaning of (1) or (2) of this Section 7.1.3. by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or businesses of the Corporation or a Subsidiary of the Corporation.

For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article 7 of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be beneficially owned by such Person pursuant to the foregoing provisions of this Section 7.1.3.

     7.1.4 Business Combination. A "Business Combination" means:

          (1) The sale, exchange, lease, transfer or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, any securities issued by a Subsidiary) ;

          (2) The purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of the assets or business of a Related Person or any Affiliate or Associate of such Related Person;

          (3) Any merger or consolidation of the Corporation or any Subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person or into or with another Person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;

          (4) Any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or any partial or complete liquidation, spinoff, splitoff or splitup of the Corporation or any Subsidiary thereof; provided, however, that this Section
     7.1.4. (4) shall not relate to any transaction of the types specified herein that has been approved by a majority of the Continuing Directors; or

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          (5)  The acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of Voting Shares or securities convertible into Voting Shares or any voting securities or securities convertible into voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing Voting Shares or voting securities of a Subsidiary.

As used in this definition, a "series of related transactions" shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.

     7.1.5 Continuing Director. A "Continuing Director" shall mean:

          (1) A person who was a member of the Board of Directors of the Corporation elected by the public stockholders prior to the time that a Related Person acquired in excess of ten percent of the stock of the Corporation entitled to vote in the election of directors, or

          (2) A person designated (before his initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

     7.1.6. Date of Determination. The term "Date of Determination" means:

          (1) The date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of stockholders to approve such transaction) is entered into by the Corporation, as authorized by its Board of Directors, and another Person providing for any Business Combination; or,

          (2) If such an agreement as referred to in Section 7.1.6 (1) above is amended so as to make it less favorable to the Corporation and its stockholders, the date on which such amendment is approved by the Board of Directors of the Corporation; or,

          (3) In cases where neither Section 7.1.6 (1) or (2) shall be applicable, the record date for the determination of stockholders of the Corporation entitled to notice of and to vote upon the transaction in question.

A majority of the Continuing Directors shall have the power and duty to determine the Date of Determination as to any transaction under this Article 7. Any such determination shall be conclusive and binding for all purposes of this Article.

     7.1.7 Independent Majority of Stockholders. "Independent Majority of Stockholders" shall mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned or controlled, directly or indirectly, by a Related Person.

     7.1.8 Person. The term "Person" shall mean any person, partnership, corporation, group or other entity (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnerships, syndicate, association or group shall be deemed a "Person."

     7.1.9 Related Person. "Related Person" means any Person which is the Beneficial Owner as of the Date of Determination or immediately prior to the consummation of a Business Combination of five percent or more of the Voting Shares, or any Person who is an Affiliate of the Corporation and at any time within five years preceding the Date of Determination was the Beneficial Owner of five percent or more of the then outstanding Voting Shares.

     7.1.10 Substantial Part. The term "Substantial Part" as used with reference to the assets of the Corporation, of any Subsidiary or of any Related Person means assets having a value of more than five percent of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the determination is being made.

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     7.1.11 Subsidiary. "Subsidiary" shall mean any corporation or other entity of which the Person in question owns not less than 50% of any class of equity securities, directly or indirectly.

     7.1.12 Voting Shares. "Voting Shares" shall mean shares of the Corporation entitled to vote generally in the election of directors.

     7.1.13 Whole Board of Directors. The total number of directors which the Corporation would have if there were no vacancies.

     7.1.14 Certain Determinations With Respect to Article 7

          (1) A majority of the Continuing Directors shall have the power to determine for the purposes of this Article 7, on the basis of information known to them: (i) the number of Voting Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner" as hereinabove defined, (iv) whether the assets subject to any Business Combination constitute a "Substantial Part" as hereinabove defined. (v) whether two or more transactions constitute a "series of related transactions" as hereinabove defined, (vi) any matters referred to in Section 7.1.14 (2) below, and (vii) such other matters with respect to which a determination is required under this Article 7.

          (2) A Related Person shall be deemed to have acquired a share of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates or other Persons whose ownership is attributed to a Related Person under the foregoing definition of Beneficial Owner, if the price paid by such Related Person for such shares is not determinable, the price so paid shall be deemed to be the higher of (i) the price paid upon acquisition thereof by the Affiliate, Associate or other Person or (ii) the market price of the shares in question (as determined by a majority of the Continuing Directors) at the time when the Related Person became the Beneficial Owner thereof.

     7.1.15 Fiduciary Obligations. Nothing contained in this Article 7 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

     7.2 Approval of Business Combinations - Minimum Vote. Whether or not a vote of the stockholders is otherwise required in connection with the transaction, neither the Corporation nor any of its Subsidiaries shall become party to any Business Combination without the prior affirmative vote at a meeting of the Corporation's stockholders as to all shares owned:

          (1) By the holders of not less than 80% of the outstanding Voting Shares, voting separately as a class, and

          (2)  By an Independent Majority of Stockholders.

The provisions of this Section 7.2 shall not, however, apply to any Business Combination approved by 80% of the Whole Board of Directors of the Corporation at any time at which the Person involved who theretofore was or thereafter became a Related Person was not such a Related Person. The affirmative vote required by this Article is in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, this Certificate of Incorporation (including, without limitation, any voting requirements in Section 7.3 hereof, if applicable), any resolution which has been adopted by the Board of Directors providing for the issuance of a class or series of stock, or any agreement between the Corporation and any national securities exchange.

     7.3  Approval of Business Combinations - Maximum Vote.

     7.3.1. Except as provided in Section 7.3.2., neither the Corporation or any of its Subsidiaries shall become party to any Business Combination without the prior affirmative vote at a meeting of the Corporation's stockholders as to all shares owned:

          (1) By the holders of not less than 95% of the outstanding Voting Shares, voting separately as a class, and

          (2)  By an Independent Majority of Stockholders.

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Such favorable votes shall be in addition to any stockholder vote which would be required without reference to this Section 7.3 and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or elsewhere in this Certificate of Incorporation (including, without limitation, the lesser vote required by Section 7.2 hereof, if applicable) or the Bylaws of the Corporation or otherwise.

     7.3.2 The provisions of Section 7.3.1 shall not apply to a particular Business Combination, and such Business Combination shall require only such stockholder vote (if any) as would be required without reference to this Section
7.3. if all of the conditions set forth in subparagraphs (1) through (5) below are satisfied:

          (1) The ratio of (i) the aggregate amount of the cash and the fair market value of other consideration to be received per share of Common Stock (as defined in Article 4 hereof) of the Corporation in such Business Combination by holders of Common Stock other than the Related Person involved in such Business Combination, to (ii) the market price per share of the Common Stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of (x) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such Related Person has theretofore paid in acquiring any Common Stock prior to such Business Combination, to (y) the market price per share of Common Stock immediately prior to the initial acquisition by such Related Person of any shares of Common Stock; and

          (2) The aggregate amount of the cash and the fair market value of other consideration to be received per share of Common Stock in such Business Combination by holders of Common Stock, other than the Related Person involved in such Business Combination, (i) is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Related Person in acquiring any of its holdings of Common Stock, and (ii) is not less than the earnings per share of Common Stock for the four full consecutive fiscal quarters of the Corporation immediately preceding the Date of Determination of such Business Combination multiplied by the then price/earnings multiple (if any) of such Related Person as customarily computed and reported in the financial community; provided, that for the purposes of this clause (ii) , if more than one Person constitutes the Related Person involved in the Business Combination, the price/earnings multiple (if any) of the Person having the highest price/earnings multiple shall be used for the computation in this clause (ii); and

          (3) The consideration (if any) to be received in such Business Combination by holders of Common Stock other than the Related Person involved shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring Common Stock already owned by it; and

          (4) After such Related Person became a Related Person and prior to the consummation of of such Business Combination: (i) such Related Person shall have taken steps to insure that the Board of Directors of the Corporation included at all times representation by Continuing Directors proportionate to the ratio that the number of Voting Shares of the Corporation from time to time owned by stockholders who are not Related Persons bears to all Voting Shares of the Corporation outstanding at the time in question (with a Continuing Director to occupy any resulting fractional position among the directors); (ii) such Related Person shall not have acquired from the Corporation, directly or indirectly, any shares of the Corporation (except (x) upon conversion of convertible securities acquired by it prior to becoming a Related Person or (y) as a result of a pro rata stock dividend, stock split or division of shares or (z) in a transaction consummated after this Article 7 was added to this Certificate of Incorporation and which satisfied all applicable requirements of this
     Article 7); (iii) such Related Person shall not have acquired any additional Voting Shares of the Corporation or securities convertible into or exchangeable for Voting Shares except as a part of the transaction which resulted in such Related Person's becoming a Related Person; and (iv) such Related Person shall not have (x) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, ad-

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     vances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any Subsidiary, or (y) made any major change in the Corporation's business or equity capital structure or entered into any contract, arrangement or understanding with the Corporation except any such change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the Continuing Directors of the Corporation; and

          (5) A proxy statement complying with the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Shares other than any Related Person (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

     7.3.3 For purposes of Sections 7.3.2 (1) and (2) hereof, in the event of a Business Combination upon consummation of which the Corporation would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Corporation will be effected), the term "other consideration to be received" shall include (without limitation) Common Stock retained by stockholders of the Corporation other than Related Persons who are parties to such Business Combination.

     7.3.4 Any amendment, change or repeal of this Section 7.3 or any other amendment of this Certificate of Incorporation, which would have the effect of modifying or permitting circumvention of this Section 7.3, shall require the affirmative vote, at a meeting of stockholders of the Corporation, as to all shares held:

          (1) By the holders of at least 95% of the then outstanding Voting Shares; and

          (2)  By an Independent Majority of Stockholders.

Provided, however, that this Section 7.3.4 shall not apply to, and such vote shall not be required for, any such amendment, change or repeal recommended to stockholders by the favorable vote of not less than a majority of the Continuing Directors and any such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the Delaware General Corporation Law.

     7.3.5 The provisions of this Section 7.3 shall not apply to any Business Combination approved by 80% of the Whole Board of Directors of the Corporation at any time at which the Person involved who theretofore was or thereafter became a Related Person was not such a Related Person.

     7.4  Board of Directors

     7.4.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the Whole Board of Directors shall be 14, unless otherwise determined from time to time by resolution adopted by the affirmative vote of:

          (1)  At least 80% of the Whole Board of Directors, and

          (2)  A majority of the Continuing Directors.

     7.4.2 The Board of Directors shall be divided into three classes, designated Classes I, II and III, as nearly equal in number as the then total number of directors constituting the Whole Board of Di-

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rectors permits, with the term of office of one class expiring each year. At the annual meeting of stockholders in 1982, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by vote of 80% of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders and vacancies created with respect to any directorship of the directors so elected may be filled in the manner specified by such Preferred Stock. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

     7.4.3 Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote at a meeting of the stockholders called for that purpose, as to all stock held:

          (1) By the holders of 80% or more of the Voting Shares, voting separately as a class, and

          (2)  By an Independent Majority of Stockholders.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provision of this Section 7.4.3 shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

     7.4.4 In addition to the right of the Board of Directors of the Corporation to make nominations for the election of directors, nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors if that stockholder complies with all of the provisions of this
Section 7.4.4.

          (1) Advance notice of such proposed nomination shall be received by the Secretary of the Corporation not less than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if fewer than 21 days' notice of the meeting is given to stockholders, such written notice shall be received by the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.

          (2) Each notice under Section 7.4.4 (1) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Corporation which are Beneficially Owned by each such nominee, (iv) any other information reasonably requested by the Corporation.

          (3) The nomination made by a stockholder may only be made in a meeting of the stockholders of the Corporation called for the election of directors at which such stockholder is present in person or by proxy, and can only be made by a stockholder who has theretofore complied with the notice provisions of Sections 7.4.4 (1) and (2) above.

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          (4)  The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     7.5 Evaluation of Business Combinations, etc. In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders when evaluating a Business Combination or a proposal by another Person or Persons to make a Business Combination or a tender or exchange offer or a proposal by another Person or Persons to make a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its Subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management.

     7.6 Bylaws. The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the Board of Directors at any regular or special meeting solely upon the affirmative vote of both 80%. of the Whole Board of Directors and a majority of the Continuing Directors. If such vote is to be taken at any special meeting of the Board of Directors, notice of such proposed action and the substance thereof shall be contained in the notice of such special meeting.

     7.7 Special Meetings of Stockholders. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman and shall be called by the Chairman at the request in writing of 80% of the Whole Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Stockholders of the Corporation shall not have the right to request or call a special meeting of the stockholders.

     7.8 Stockholders Meeting by Consent. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders or otherwise, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock of the Corporation.

     7.9 Amendments, etc. of this Article 7. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Certificate of Incorporation or the Bylaws of the Corporation) this
Article 7 shall not be amended, altered, changed or repealed without:

          (1) The affirmative vote of 80% of the Whole Board of Directors and of a majority of Continuing Directors, and

          (2) The affirmative vote as to all stock held (i) by the holders of 80% or more of the outstanding Voting Shares, voting separately as a class, and (ii) by an Independent Majority of Stockholders.

Provided, however, that nothing in this Section 7.9 shall be deemed to supersede the provisions of Section 7.3.4 hereof.

     7.10 Meetings of Stockholders, etc. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places

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as may be designated from time to time by the Board of Directors or in the
Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation, as heretofore amended and supplemented, having been duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by Terence C. Brannon, President, and attested by John Hendrix, Jr., Secretary, this 17th day of May, 1982.

                                       CENTRAL BANCSHARES OF THE SOUTH, INC.

                                       By /s/ Terence C. Brannon
                                          ----------------------
                                          As its President


Attest:


By /s/ John Hendrix, Jr.
   ---------------------
   As its Secretary

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